Exhibit 99.1

FOR IMMEDIATE RELEASE

Sept. 12, 2011

Investor Contact: Paul Blalock

604.694.8326

paul.blalock@walterenergy.com

Media Contact: Michael A. Monahan

205.745.2628

michael.monahan@walterenergy.com

WALTER ENERGY NAMES WALT SCHELLER CHIEF EXECUTIVE OFFICER

(Birmingham, Ala.) — Walter Energy, Inc. (NYSE: WLT) (TSX: WLT), the world’s leading publicly traded “pure play” producer of metallurgical coal for the global steel industry, announced today that it has named Walter J. “Walt” Scheller III chief executive officer and has elected him to its Board of Directors, effective immediately.

Scheller, 50, was previously President — U.S. Operations, and since joining the Company in June 2010 he has been a key member of the team instrumental in accomplishing a number of milestone initiatives, including the acquisition of Western Coal and the addition of an estimated 68 million metric tons of neighboring metallurgical coal reserves at the Company’s Alabama operations.

“Walt is the ideal individual to provide strong leadership, address the company’s near-term challenges, and capitalize on our significant organic growth opportunities,” said Michael T. Tokarz, Chairman of the Board.  “He has a unique combination of hands-on mining experience as well as both a business and legal background gained over a 30-year career in the natural resources industry.  Moreover, he brings fresh perspectives and a diversity of thought from his tenure at other mining companies along with 15 months of on-the-ground experience at Walter Energy.”

Scheller was chosen after a thorough search process conducted by Spencer Stuart that included both external and internal candidates.  He replaces Joseph B. Leonard, a member of Walter Energy’s Board who served as interim CEO since August 1.

“This is an exciting opportunity and my priorities are clear,” Scheller said.  “I will be intensely focused on enhancing shareholder value; leveraging our world class natural resources to drive additional earnings and growth; continuing to serve our customers with high quality product on a timely basis; and re-committing our organization to providing a safe and rewarding environment for our employees.”

Scheller joined Walter Energy as president and chief operating officer of its Jim Walter Resources subsidiary.  He had spent four years before that at Peabody Energy Corporation, where he was most recently group executive - Colorado operations. He had previously served as senior vice president - strategic operations for Peabody.  Prior to that, he served as vice president, Northern Appalachia Gas Operations for CNX Gas Corporation and before that served in a number of executive and operational roles over 21 years at Consol Energy, Inc., most recently as vice president - operations of the company.

He holds a Master’s Degree in Business Administration from the University of Pittsburgh - Joseph M. Katz Graduate School of Business, a law degree from Duquesne University and a Bachelor’s Degree in Mining Engineering from West Virginia University.

About Walter Energy

Walter Energy is the world’s leading, publicly traded “pure play” metallurgical coal producer for the global steel industry. The Company also produces steam coal and industrial coal, anthracite, metallurgical coke and coal bed methane gas. The Company has strategic access to high-growth steel markets in Asia, South America and Europe. Walter Energy had 2010 pro forma revenues of approximately $2.3 billion and employs approximately 4,400 employees and contractors with operations in the United States, Canada and United Kingdom. For more information about Walter Energy, please visit the company website at www.walterenergy.com.